Exhibit 99.1

Zayo Announces Acquisition of IdeaTek Network in Kansas

BOULDER, Colo. - December 4, 2014 – Zayo Group, LLC (“Zayo”), a subsidiary of Zayo Group Holdings, Inc. (NYSE:ZAYO), an international provider of Bandwidth Infrastructure services, announced today that it has signed an agreement to acquire the carrier and enterprise segment of Buhler, KS based IdeaTek Systems Inc. (“IdeaTek”). IdeaTek will retain its residential and small-commercial divisions, and will continue to operate under the name IdeaTek Telecom, LLC. The IdeaTek transaction will be funded with cash on hand and is anticipated to close early in 2015.

The acquisition of IdeaTek will add 1,800 route miles to Zayo’s network in Kansas, and will include a dense metro footprint in Wichita, Kan. The network spans across Kansas and connects to approximately 600 cellular towers and over 100 additional buildings. The IdeaTek network will complement Zayo’s existing network, which spans more than 81,000 route miles across the U.S. and Europe and connects to more than 15,000 buildings.

“IdeaTek’s customer base and installation pipeline complements Zayo’s existing infrastructure focus and supports our domestic long haul network build out,” said Dan Caruso, chairman and CEO of Zayo Group. “By integrating the networks, Zayo is now able to provide more comprehensive, end-to-end dark fiber and bandwidth solutions to our customers.”

“With its strong fiber to the tower and small cell initiatives for mobile carriers, as well as Ethernet/IP service offerings, IdeaTek has a strong track record of delivering excellent service to its customers” said Matt Erickson, president of physical infrastructure at Zayo. “Zayo looks forward to a continued relationship with IdeaTek’s customers, and serving their growing needs.”

“IdeaTek was approached by a number of companies interested in building on what we started,” said Daniel Friesen, IdeaTek founder, president and CEO. “After reviewing these offers, we made the choice that we believe will be best for our customers. I’m confident this will be a seamless transition and will result in business as usual for these customers.”

San Francisco based Telecom Asset Management, LLC acted as the exclusive financial advisor to IdeaTek (www.telecomassets.com).

For more information on Zayo’s network, visit www.zayo.com.

About Zayo Group

Based in Boulder, Colo., Zayo Group Holdings, Inc. (NYSE: ZAYO) is a publicly traded company that provides comprehensive Bandwidth Infrastructure services in over 300 markets throughout the US and Europe. Zayo delivers a full suite of lit services and dark fiber products to wireline and wireless customers, data centers, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 81,000 route mile network. The company also offers 37 carrier-neutral colocation facilities across the US and France. Please visit www.zayo.com for more information about Zayo and its fiber solutions.